Exhibit 99.2

Spartan Motors, Inc. 1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Website – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Announces Dividend

CHARLOTTE, Michigan, April 26, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced that its board of directors has declared its semi-annual cash dividend of $0.05 per share of common stock.

The Charlotte, Mich.-based manufacturer of custom chassis, emergency-rescue and service and delivery vehicles reported its semi-annual dividend will be payable on June 9, 2011 to shareholders of record at the close of business on May 12, 2011.

“The approval of this semi-annual dividend reflects the board’s confidence in the near and long-term future of Spartan’s operations, financial health and strategic direction,” said John Sztykiel, president and chief executive officer of Spartan Motors.  “The board is committed to providing shareholders a constant return component for their investment and consistently builds the dividend into its annual capital plan.”

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and service and delivery markets. The Company's brand names- SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Utilimaster®- are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationship with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or	Paula Droste
Joseph Nowicki, CFO	Director of Investor Relations and Treasury
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 543-6400	(517) 997-3802
paula.droste@spartanmotors.com

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